Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record First Quarter 2022 Performance

Warsaw, Indiana (April 25, 2022) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record first quarter net income of $23.6 million for the three months ended March 31, 2022, an increase of 3%, or $659,000, versus $23.0 million for the first quarter of 2021. Diluted earnings per share increased 2% to $0.92 for the first quarter of 2022, versus $0.90 for the first quarter of 2021. On a linked quarter basis, net income decreased 3%, or $641,000, from the fourth quarter of 2021, in which the company had net income of $24.3 million, or $0.95, diluted earnings per share. Pretax pre-provision earnings, which is a non-GAAP financial measure, were $28.6 million for the first quarter of 2022, a decrease of 3%, or $892,000, from $29.5 million for the first quarter of 2021. On a linked quarter basis, pretax pre-provision earnings decreased 4%, or $1.2 million, from $29.8 million for the fourth quarter of 2021.

David M. Findlay, President and Chief Executive Officer commented, “Our record results for the first quarter are gratifying, and we are particularly pleased with the growth of our loan portfolio and the anticipated positive directional shift in our net interest margin going forward. The Lake City Bank team has demonstrated terrific resiliency over the last two years, and we’re excited to see strong organic growth returning to the balance sheet.”

Financial Performance – First Quarter 2022

First Quarter 2022 versus First Quarter 2021 highlights:

•Return on average equity of 14.04%, compared to 14.27%
•Return on average assets of 1.44%, compared to 1.58%
•Core loan growth, excluding PPP loans, of $263.3 million, or 6%
•Core deposit growth of $590.4 million, or 11%
•Noninterest bearing demand deposit account growth of $276.4 million, or 17%
•Net interest income increase of $1.2 million, or 3%
•Net interest margin of 2.93% compared to 3.19%
•Provision expense of $417,000 compared to $1.5 million, a decrease of $1.1 million, or 72%
•Noninterest expense growth of $223,000, or 1%
•Dividend per share increase of 18% to $0.40 from $0.34
•Individually analyzed and watch list loans decrease of $52.6 million, or 19%
•Total risk-based capital ratio of 15.15% compared to 15.20%
•Tangible capital ratio of 9.22% compared to 10.77%

First Quarter 2022 versus Fourth Quarter 2021 highlights:

•Return on average equity of 14.04%, compared to 13.91%
•Return on average assets of 1.44% compared to 1.51%
•Core loan growth, excluding PPP loans, of $79.5 million, or 2%
•Core deposit growth of $85.0 million, or 1%
•Noninterest bearing demand deposit account contraction of $15.1 million, or 1%
•Net interest income decrease of $127,000, or nominal percentage change
•Net interest margin, net of PPP impact, expansion of 3 basis points to 2.90% compared to 2.87%
•Provision expense of $417,000 compared to no provision expense
•Noninterest income growth of $978,000, or 10%
•Individually analyzed and watch list loans decrease of $15.7 million, or 7%

•Total risk-based capital of 15.15% compared to 15.34%
•Tangible capital ratio was 9.22% compared to 10.70%

Return on average total equity for the first quarter of 2022 was 14.04%, compared to 14.27% in the first quarter of 2021 and 13.91% in the linked fourth quarter of 2021. Return on average assets for the first quarter of 2022 was 1.44%, compared to 1.58% in the first quarter of 2021 and 1.51% in the linked fourth quarter of 2021. The company’s total capital as a percent of risk-weighted assets was 15.15% at March 31, 2022, compared to 15.20% at March 31, 2021 and 15.34% at December 31, 2021. The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, was 9.22% at March 31, 2022, compared to 10.77% at March 31, 2021 and 10.70% at December 31, 2021. The decline was a result of the yield curve steepening in the first quarter of 2022 and a corresponding decline in the market value of the company's available-for-sale securities portfolio. This resulted in an unrealized loss in market value of $117.4 million as of March 31, 2022, compared to an unrealized gain in market value of $20.9 million at March 31, 2021, and an unrealized gain in market value of $21.6 million at December 31, 2021.

Average loans, excluding PPP loans, were $4.28 billion for the first quarter of 2022 compared to $4.16 billion for the first quarter of 2021, an increase of $118.9 million, or 3%. On a linked quarter basis, average loans, excluding PPP loans, increased by $67.0 million, or 2%. Average total loans were $4.30 billion in the first quarter of 2022, an increase of $21.7 million, or 1%, from $4.28 billion for the fourth quarter of 2021, and a decrease of $266.3 million, or 6%, from $4.57 billion for the first quarter 2021, due primarily to PPP loan forgiveness. Average PPP loans were $17.6 million during the first quarter of 2022, down from $402.7 million during the first quarter of 2021.

Total loans, excluding PPP loans, increased by $263.3 million, or 6%, as of March 31, 2022 as compared to March 31, 2021. On a linked quarter basis, total loans, excluding PPP loans, were $4.34 billion as of March 31, 2022, an increase of $79.5 million, or 2%, as compared to December 31, 2021. Total loans outstanding decreased by $120.9 million, or 3%, from $4.47 billion as of March 31, 2021 to $4.35 billion as of March 31, 2022, due primarily to PPP loan forgiveness of $384.2 million. PPP loans outstanding were $12.5 million as of March 31, 2022 and $396.7 million as of March 31, 2021.

Findlay added, “For the second consecutive quarter, organic loan growth has been strong as loan originations have outpaced commercial loan paydowns. We’re also encouraged by the continued trend of commercial line utilization, which has increased in each of the last four quarters and now sits at 43% versus a low of 39% in the first quarter of 2021. Equally as important is the growth in commercial lines of credit, which have increased by nearly $500 million over the last twelve months, accompanied by outstanding line balance increases of nearly $340 million since March 2021. The loan pipeline is also promising, and we are optimistic about continued loan growth in our Lake City Bank footprint.”

Average total deposits were $5.85 billion for the first quarter of 2022, an increase of $741.6 million, or 15%, versus $5.11 billion for the first quarter of 2021. On a linked quarter basis, average total deposits increased by $263.1 million, or 5%. Total deposits increased $590.7 million, or 11%, from $5.23 billion as of March 31, 2021 to $5.82 billion as of March 31, 2022. On a linked quarter basis, total deposits increased by $85.2 million, or 1%, from $5.74 billion as of December 31, 2021.

Core deposits, which exclude brokered deposits, increased by $590.4 million, or 11%, from $5.22 billion at March 31, 2021 to $5.81 billion at March 31, 2022. This increase was due to growth in commercial deposits of $274.5 million, or 14%; growth in retail deposits of $179.5 million, or 9%; and growth in public fund deposits of $136.4 million, or 11%. On a linked quarter basis, core deposits increased by $85.0 million, or 1%, at March 31, 2022 as compared to December 31, 2021. Linked quarter growth resulted from commercial deposit growth of $19.9 million, a 1% increase; public fund growth of $55.9 million, a 4% increase; and retail deposit growth of $9.2 million.

Investment securities were $1.52 billion at March 31, 2022, reflecting an increase of $682.1 million, or 81%, as compared to $840.4 million at March 31, 2021. Investment securities increased $124.0 million, or 9%, on a linked quarter basis as $250 million of excess liquidity was deployed to the investment securities portfolio during the first quarter of 2022. Investment securities represent 23% of total assets on March 31, 2022 compared to 14% on March 31, 2021 and 21% on December 31, 2021. Investment securities as a percent of total assets have increased due to the deposit growth that occurred in 2020 and 2021.

Findlay added, “Healthy growth and retention of deposits continue to contribute to significant levels of liquidity on our balance sheet. Average balances in commercial and retail demand deposit accounts are more than double the levels experienced in March of 2020. As a result, we continued to deploy excess liquidity to the investment portfolio during the first quarter. Our balance sheet remains highly asset sensitive as we smartly manage the investment portfolio, and we look forward to our earning asset growth being driven by growth in loans.”

The company’s net interest margin decreased 26 basis points to 2.93% for the first quarter of 2022 compared to 3.19% for the first quarter of 2021. The lower margin in the first quarter of 2022 compared to the prior year period was due to reduced levels of PPP forgiveness, which resulted in lower accretion of outstanding deferred fees at the time of forgiveness. Total PPP fee income recognized for the first quarter of 2022 was $461,000 compared to $4.2 million for the first quarter of 2021. PPP interest and fees added 3 basis points to first quarter 2022 net interest margin compared to an increase of 13 basis points for the first quarter 2021 net interest margin. The decrease in fee income recognition was accompanied by a decrease in earning asset yield of 37 basis points from 3.50% for the first quarter of 2021 compared to 3.13% for the first quarter of 2022. As a result of excess liquidity on the company's balance sheet, the mix of earning assets included lower yielding earning assets consisting of balances at the Federal Reserve Bank and the investment securities portfolio. Offsetting the lower yield on earning assets, the company has been able to reduce its cost of funds 16 basis points from 0.48% for the first quarter of 2021 compared to 0.32% for the first quarter of 2022.

Linked quarter net interest margin excluding PPP, which is a non-GAAP financial measure, was 3 basis points higher at 2.90% for the first quarter of 2022 compared to 2.87% for the fourth quarter of 2021. Earning asset yields, exclusive of PPP fees, expanded by 2 basis points. Interest expense as a percentage of earning assets decreased to a historical low of 0.20% for the three-month period ended March 31, 2022, from 0.21% for the three-month period ended December 31, 2021.

Net interest income increased by $1.2 million, or 3%, for the three months ended March 31, 2022 as compared to the three months ended March 31, 2021. On a linked quarter basis, net interest income saw a nominal decrease of $127,000 from the fourth quarter of 2021. PPP loan income, including interest and fees, was $505,000 for the first quarter of 2022, compared to $5.2 million for the first quarter of 2021, and $2.2 million during the fourth quarter of 2021.

“Our asset-sensitive balance sheet will benefit from the anticipated Federal Reserve Bank rate actions, which were initiated in the first quarter of 2022. Given that 68% of our commercial loans are at variable rates, we expect to see healthy growth in commercial loan yields as rates rise,” Findlay stated.

The company recorded a provision for credit losses of $417,000 in the first quarter of 2022, compared to $1.5 million of provision expense in the first quarter of 2021, a decrease of $1.1 million, or 72%. On a linked quarter basis, the provision increased by $417,000 compared to zero provision expense in the fourth quarter of 2021, driven primarily by fully reserving for one commercial credit that was charged off in the first quarter of 2022.

The company’s credit loss reserve to total loans was 1.55% at March 31, 2022 versus 1.61% at March 31, 2021 and 1.58% at December 31, 2021. The company’s credit loss reserve to total loans excluding PPP loans, which is a non-GAAP financial measure, was 1.56% at March 31, 2022 versus 1.76% at March 31, 2021 and 1.59% at December 31, 2021.

Net charge offs in the first quarter of 2022 were $664,000 versus net charge offs of $91,000 in the first quarter of 2021 and net charge offs of $5.3 million during the linked fourth quarter of 2021. Annualized net charge offs to average loans were 0.06% for the first quarter of 2022 and 0.01% for the first quarter of 2021, and 0.49% for the linked fourth quarter of 2021.

Nonperforming assets increased $1.9 million, or 16%, to $14.1 million as of March 31, 2022 versus $12.2 million as of March 31, 2021. On a linked quarter basis, nonperforming assets decreased $1.2 million, or 8%, versus the $15.3 million reported as of December 31, 2021. The ratio of nonperforming assets to total assets at March 31, 2022 increased to 0.22% from 0.20% at March 31, 2021 and decreased from 0.23% at December 31, 2021. Total individually analyzed and watch list loans decreased by $52.6 million, or 19%, to $218.8 million at March 31, 2022 versus $271.3 million as of March 31, 2021. On a linked quarter basis, total individually analyzed and watch list loans decreased by $15.7 million, or 7%, from $234.5 million at December 31, 2021, due primarily to borrower payoffs.

Findlay stated, “Reflective of improving asset quality trends, watch list loans have decreased for five consecutive quarters as we have cautiously moved through the challenges presented by the economic impact of the pandemic. Our borrowers continue to manage through the impact of labor availability and cost, inflation on input costs and the overall impact of this environment.”

The company’s noninterest income decreased $1.9 million, or 15%, to $10.7 million for the first quarter of 2022, compared to $12.6 million for the first quarter of 2021. Noninterest income was positively impacted by elevated service charges on deposit accounts which increased by $318,000, or 13%, for these comparable periods. In addition, merchant fee income increased $193,000, or 31%, and loan and service fees increased $113,000, or 4%. The increases for these comparable periods were due to an increase in economic activity within the company's operating footprint. Offsetting these increases were decreases of

$864,000, or 63%, in mortgage banking income as mortgage banking has seen a decrease in loan originations during the first quarter of 2022 compared to the first quarter of 2021, due to the rise in interest rates. In addition, bank owned life insurance income decreased by $839,000, or 111%, and net investment securities gains decreased $753,000, as there were no investment security sales in the first quarter of 2022. The decrease in bank owned life insurance income was caused by market fluctuations in the company's variable life insurance policies during the first quarter of 2022, which are tied to equity market returns.

Noninterest income increased by $978,000, or 10%, on a linked quarter basis from $9.7 million. The linked quarter increase resulted primarily from an increase in mortgage banking income of $847,000 and an increase in other income of $780,000. Offsetting these increases was a decrease in bank owned life insurance of $449,000. The increase in mortgage banking income was caused by a decrease in prepayment speeds, a reversal of the mortgage servicing right asset valuation allowance, and reduced amortization expense of mortgage servicing rights due to the increase in interest rates during the first quarter of 2022. The increase in other income was caused by increased income from limited partnership investments.

The company’s noninterest expense increased by $223,000, or 1%, to $27.0 million in the first quarter of 2022, compared to $26.7 million in the first quarter of 2021. Other expense increased $995,000, or 44%, driven by accruals for ongoing legal matters and an increase in director share-based compensation expense, due to the appreciation of the company's stock price. Professional fees decreased $318,000, or 17%, due to reduced legal fees and a reduction in other professional fees related to the Lake City Bank Digital conversion that were incurred in 2021 and were not recurring in 2022. Corporate and business development expense decreased $290,000, or 19%, and data processing fees and supplies decreased $238,000, or 7%. Corporate and business development expenses were lower in the first quarter of 2022 compared to the prior year first quarter of 2021 due to lower contributions and advertising expense. Data processing fees were lower in the first quarter of 2022 compared to the prior year first quarter of 2021 due primarily to lower processing costs associated with PPP forgiveness applications in the first quarter of 2022.

On a linked quarter basis, noninterest expense increased by $2.0 million, or 8%, from $24.9 million. Other expense increased by $1.2 million, or 57%, due to accruals for ongoing legal matters and director share-based payments, which are granted in January and July each year. Salaries and benefits expense increased $887,000 or 7%, driven primarily by wage increases, performance-based compensation and rising health insurance costs. Offsetting these increases was a decrease in professional fees of $447,000, or 22%. This was driven primarily by reduced legal fees. Additionally, the company increased the compensation of every hourly employee in the bank during the first quarter of 2022, reflective of the competitive workforce environment and the impact of inflation on the employee base.

The company’s efficiency ratio was 48.5% for the first quarter of 2022, compared to 47.6% for the first quarter of 2021 and 45.6% for the linked fourth quarter of 2021.

“We opened our 52nd office during the quarter in Elkhart, Indiana and continue to evolve the branch footprint to ensure that it reflects the changing role of a retail office in a digital environment. The relationship-driven culture of Lake City Bank is still an effective platform, and we are pleased with the design and functionality of our future offices,” added Findlay.

Paycheck Protection Program

During the three months ended March 31, 2022, the bank has continued processing forgiveness applications for PPP loans made during the first and second rounds of the PPP program. As of March 31, 2022, Lake City Bank had $12.5 million in PPP loans outstanding, net of deferred fees, consisting of $3.1 million from PPP round one and $9.4 million from PPP round two. There were seven PPP round one loans and 21 round two loans that had not yet been through the U.S. Small Business Administration forgiveness process. The balance of deferred fees not yet recognized into income was $246,000 as of March 31, 2022.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings. A reconciliation of these and other non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of governmental monetary and fiscal policies and the impact on the current economic environment, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
FIRST QUARTER 2022 FINANCIAL HIGHLIGHTS

	Three Months Ended
(Unaudited – Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
END OF PERIOD BALANCES	2022	2021	2021
Assets	$6,572,259	$6,557,323	$6,016,642
Deposits	5,820,623	5,735,407	5,229,970
Brokered Deposits	10,244	10,003	10,003
Core Deposits (1)	5,810,379	5,725,404	5,219,967
Loans	4,353,714	4,287,841	4,474,631
Paycheck Protection Program (PPP) Loans	12,506	26,151	396,723
Allowance for Credit Losses	67,526	67,773	71,844
Total Equity	609,102	704,906	651,668
Goodwill net of deferred tax assets	3,803	3,794	3,794
Tangible Common Equity (2)	605,299	701,112	647,874
AVERAGE BALANCES
Total Assets	$6,651,943	$6,397,397	$5,887,361
Earning Assets	6,392,075	6,148,085	5,638,202
Investments - available-for-sale	1,514,024	1,336,492	772,247
Loans	4,300,926	4,279,262	4,567,226
Paycheck Protection Program (PPP) Loans	17,555	62,910	402,730
Total Deposits	5,848,638	5,585,537	5,107,019
Interest Bearing Deposits	3,882,521	3,784,837	3,540,974
Interest Bearing Liabilities	3,957,547	3,859,971	3,617,491
Total Equity	682,692	692,396	653,329
INCOME STATEMENT DATA
Net Interest Income	$44,880	$45,007	$43,679
Net Interest Income-Fully Tax Equivalent	46,148	46,140	44,366
Provision for Credit Losses	417	0	1,477
Noninterest Income	10,687	9,709	12,557
Noninterest Expense	26,969	24,926	26,746
Net Income	23,642	24,283	22,983
Pretax Pre-Provision Earnings (2)	28,598	29,790	29,490
PER SHARE DATA
Basic Net Income Per Common Share	$0.93	$0.95	$0.90
Diluted Net Income Per Common Share	0.92	0.95	0.90
Cash Dividends Declared Per Common Share	0.40	0.34	0.34
Dividend Payout	43.48%	35.79%	37.78%
Book Value Per Common Share (equity per share issued)	23.86	27.65	25.58
Tangible Book Value Per Common Share (2)	23.71	27.50	25.43
Market Value – High	85.71	80.77	77.05
Market Value – Low	72.78	71.19	53.03
Basic Weighted Average Common Shares Outstanding	25,515,271	25,486,484	25,457,659
Diluted Weighted Average Common Shares Outstanding	25,690,372	25,669,042	25,550,111
KEY RATIOS
Return on Average Assets	1.44%	1.51%	1.58%
Return on Average Total Equity	14.04	13.91	14.27
Average Equity to Average Assets	10.26	10.82	11.10
Net Interest Margin	2.93	2.98	3.19
Net Interest Margin, Excluding PPP Loans (2)	2.90	2.87	3.06
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	48.53	45.56	47.56
Tier 1 Leverage (3)	10.47	10.72	10.79
Tier 1 Risk-Based Capital (3)	13.90	14.09	13.95
Common Equity Tier 1 (CET1) (3)	13.90	14.09	13.95
Total Capital (3)	15.15	15.34	15.20
Tangible Capital (2) (3)	9.22	10.70	10.77
ASSET QUALITY
Loans Past Due 30 - 89 Days	$3,671	$729	$739
Loans Past Due 90 Days or More	18	117	18
Non-accrual Loans	13,900	14,973	11,707
Nonperforming Loans (includes nonperforming TDRs)	13,918	15,090	11,725
Other Real Estate Owned	196	196	447
Other Nonperforming Assets	17	0	17
Total Nonperforming Assets	14,131	15,286	12,189
Performing Troubled Debt Restructurings	4,976	5,121	5,111
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	6,443	6,218	6,508
Total Troubled Debt Restructurings	11,419	11,339	11,619
Individually Analyzed Loans	24,554	25,581	20,149
Non-Individually Analyzed Watch List Loans	194,222	208,881	251,183
Total Individually Analyzed and Watch List Loans	218,776	234,462	271,332
Gross Charge Offs	740	5,390	236
Recoveries	76	115	145
Net Charge Offs/(Recoveries)	664	5,275	91
Net Charge Offs/(Recoveries) to Average Loans	0.06%	0.49%	0.01%
Credit Loss Reserve to Loans	1.55%	1.58%	1.61%
Credit Loss Reserve to Loans, Excluding PPP Loans (2)	1.56%	1.59%	1.76%
Credit Loss Reserve to Nonperforming Loans	485.18%	449.13%	612.70%
Credit Loss Reserve to Nonperforming Loans and Performing TDRs	357.39%	335.33%	426.70%
Nonperforming Loans to Loans	0.32%	0.35%	0.26%
Nonperforming Assets to Assets	0.22%	0.23%	0.20%
Total Individually Analyzed and Watch List Loans to Total Loans	5.03%	5.47%	6.06%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans (2)	5.04%	5.50%	6.65%
OTHER DATA
Full Time Equivalent Employees	585	582	587
Offices	52	51	50

(1)Core deposits equals deposits less brokered deposits
(2)Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(3)Capital ratios for March 31, 2022 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Cash and due from banks	$71,669	$51,830
Short-term investments	403,355	631,410
Total cash and cash equivalents	475,024	683,240

Securities available-for-sale (carried at fair value)	1,522,535	1,398,558
Real estate mortgage loans held-for-sale	2,234	7,470

Loans, net of allowance for credit losses of $67,526 and $67,773	4,286,188	4,220,068

Land, premises and equipment, net	58,883	59,309
Bank owned life insurance	97,722	97,652
Federal Reserve and Federal Home Loan Bank stock	12,840	13,772
Accrued interest receivable	19,448	17,674
Goodwill	4,970	4,970
Other assets	92,415	54,610
Total assets	$6,572,259	$6,557,323

LIABILITIES
Noninterest bearing deposits	$1,880,418	$1,895,481
Interest bearing deposits	3,940,205	3,839,926
Total deposits	5,820,623	5,735,407

Borrowings - Federal Home Loan Bank advances	75,000	75,000

Accrued interest payable	2,303	2,619
Other liabilities	65,231	39,391
Total liabilities	5,963,157	5,852,417

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,816,997 shares issued and 25,346,149 outstanding as of March 31, 2022
25,777,609 shares issued and 25,300,793 outstanding as of December 31, 2021	121,138	120,615
Retained earnings	596,578	583,134
Accumulated other comprehensive income (loss)	(93,687)	16,093
Treasury stock at cost (470,848 shares as of March 31, 2022, 476,816 shares as of December 31, 2021)	(15,016)	(15,025)
Total stockholders’ equity	609,013	704,817
Noncontrolling interest	89	89
Total equity	609,102	704,906
Total liabilities and equity	$6,572,259	$6,557,323

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended March 31,
	2022	2021
NET INTEREST INCOME
Interest and fees on loans
Taxable	$39,735	$43,461
Tax exempt	169	104
Interest and dividends on securities
Taxable	3,278	1,835
Tax exempt	4,606	2,489
Other interest income	246	88
Total interest income	48,034	47,977

Interest on deposits	3,081	4,218
Interest on borrowings
Short-term	0	7
Long-term	73	73
Total interest expense	3,154	4,298

NET INTEREST INCOME	44,880	43,679

Provision for credit losses	417	1,477

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	44,463	42,202

NONINTEREST INCOME
Wealth advisory fees	2,287	2,178
Investment brokerage fees	519	464
Service charges on deposit accounts	2,809	2,491
Loan and service fees	2,889	2,776
Merchant card fee income	815	622
Bank owned life insurance income (loss)	(83)	756
Interest rate swap fee income	50	249
Mortgage banking income	509	1,373
Net securities gains	0	753
Other income	892	895
Total noninterest income	10,687	12,557

NONINTEREST EXPENSE
Salaries and employee benefits	14,392	14,385
Net occupancy expense	1,629	1,503
Equipment costs	1,411	1,445
Data processing fees and supplies	3,081	3,319
Corporate and business development	1,219	1,509
FDIC insurance and other regulatory fees	439	464
Professional fees	1,559	1,877
Other expense	3,239	2,244
Total noninterest expense	26,969	26,746

INCOME BEFORE INCOME TAX EXPENSE	28,181	28,013
Income tax expense	4,539	5,030
NET INCOME	$23,642	$22,983

BASIC WEIGHTED AVERAGE COMMON SHARES	25,515,271	25,457,659

BASIC EARNINGS PER COMMON SHARE	$0.93	$0.90

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,690,372	25,550,111

DILUTED EARNINGS PER COMMON SHARE	$0.92	$0.90

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	March 31, 2022		December 31, 2021		March 31, 2021
Commercial and industrial loans:
Working capital lines of credit loans	$678,567	15.6%	$652,861	15.2%	$574,659	12.8%
Non-working capital loans	784,890	18.0	736,608	17.2	1,101,805	24.6
Total commercial and industrial loans	1,463,457	33.6	1,389,469	32.4	1,676,464	37.4

Commercial real estate and multi-family residential loans:
Construction and land development loans	399,618	9.2	379,813	8.9	370,906	8.3
Owner occupied loans	724,588	16.6	739,371	17.2	669,390	14.9
Nonowner occupied loans	619,163	14.2	588,458	13.7	605,640	13.5
Multifamily loans	214,003	4.9	247,204	5.8	301,385	6.7
Total commercial real estate and multi-family residential loans	1,957,372	44.9	1,954,846	45.6	1,947,321	43.4

Agri-business and agricultural loans:
Loans secured by farmland	164,252	3.8	206,331	4.8	154,826	3.5
Loans for agricultural production	259,417	6.0	239,494	5.6	192,341	4.3
Total agri-business and agricultural loans	423,669	9.8	445,825	10.4	347,167	7.8

Other commercial loans	78,412	1.8	73,490	1.7	86,477	1.9
Total commercial loans	3,922,910	90.1	3,863,630	90.1	4,057,429	90.5

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	180,448	4.1	176,561	4.1	161,573	3.6
Open end and junior lien loans	158,583	3.6	156,238	3.6	157,492	3.5
Residential construction and land development loans	11,135	0.3	11,921	0.3	9,221	0.2
Total consumer 1-4 family mortgage loans	350,166	8.0	344,720	8.0	328,286	7.3

Other consumer loans	83,395	1.9	82,755	1.9	99,052	2.2
Total consumer loans	433,561	9.9	427,475	9.9	427,338	9.5
Subtotal	4,356,471	100.0%	4,291,105	100.0%	4,484,767	100.0%
Less: Allowance for credit losses	(67,526)		(67,773)		(71,844)
Net deferred loan fees	(2,757)		(3,264)		(10,136)
Loans, net	$4,286,188		$4,220,068		$4,402,787

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	March 31, 2022	December 31, 2021	March 31, 2021
Noninterest bearing demand deposits	$1,880,418	$1,895,481	$1,604,068
Savings and transaction accounts:
Savings deposits	423,030	409,343	357,791
Interest bearing demand deposits	2,702,912	2,601,065	2,261,232
Time deposits:
Deposits of $100,000 or more	620,737	627,123	777,460
Other time deposits	193,526	202,395	229,419
Total deposits	$5,820,623	$5,735,407	$5,229,970
FHLB advances	75,000	75,000	75,000
Total funding sources	$5,895,623	$5,810,407	$5,304,970

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended March 31, 2022			Three Months Ended December 31, 2021			Three Months Ended March 31, 2021
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,278,894	$39,735	3.77%	$4,260,960	$41,253	3.84%	$4,554,183	$43,461	3.87%
Tax exempt (1)	22,032	213	3.92	18,302	184	3.99	13,043	131	4.07
Investments: (1)
Available-for-sale	1,514,024	9,108	2.44	1,336,492	7,817	2.32	772,247	4,984	2.62
Short-term investments	2,143	1	0.11	2,201	1	0.11	2,206	1	0.18
Interest bearing deposits	574,982	245	0.17	530,130	200	0.15	296,523	87	0.12
Total earning assets	$6,392,075	$49,302	3.13%	$6,148,085	$49,455	3.19%	$5,638,202	$48,664	3.50%
Less: Allowance for credit losses	(68,051)			(72,972)			(70,956)
Nonearning Assets
Cash and due from banks	71,905			72,908			70,720
Premises and equipment	59,309			59,712			59,278
Other nonearning assets	196,705			189,664			190,117
Total assets	$6,651,943			$6,397,397			$5,887,361

Interest Bearing Liabilities
Savings deposits	$408,314	$75	0.07%	$384,229	$74	0.08%	$330,069	$61	0.07%
Interest bearing checking accounts	2,642,003	1,862	0.29	2,563,557	1,854	0.29	2,182,164	1,495	0.28
Time deposits:
In denominations under $100,000	198,257	346	0.71	203,706	388	0.76	235,271	648	1.12
In denominations over $100,000	633,947	798	0.51	633,345	924	0.58	793,470	2,014	1.03
Miscellaneous short-term borrowings	26	0	0.00	134	0	0.00	1,517	7	1.87
Long-term borrowings	75,000	73	0.40	75,000	75	0.40	75,000	73	0.39
Total interest bearing liabilities	$3,957,547	$3,154	0.32%	$3,859,971	$3,315	0.34%	$3,617,491	$4,298	0.48%
Noninterest Bearing Liabilities
Demand deposits	1,966,117			1,800,700			1,566,045
Other liabilities	45,587			44,330			50,496
Stockholders' Equity	682,692			692,396			653,329
Total liabilities and stockholders' equity	$6,651,943			$6,397,397			$5,887,361
Interest Margin Recap
Interest income/average earning assets		49,302	3.13		49,455	3.19		48,664	3.50
Interest expense/average earning assets		3,154	0.20		3,315	0.21		4,298	0.31
Net interest income and margin		$46,148	2.93%		$46,140	2.98%		$44,366	3.19%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.27 million, $1.13 million and $687,000 in the three-month periods ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
(2)Loan fees are included as taxable loan interest income. Net loan fees attributable to PPP loans were $461,000, $2.02 million, and $4.15 million for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively. All other loan fees were immaterial in relation to total taxable loan interest income for the periods presented.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

The allowance for credit losses to loans, excluding PPP loans, and total individually analyzed and watch list loans to total loans, excluding PPP loans, are non-GAAP ratios that management believes are important because they provide better comparability to prior periods. PPP loans are fully guaranteed by the SBA and have not been allocated for within the allowance for credit losses.

A reconciliation of these non-GAAP measures is provided below (dollars in thousands).

	March 31, 2022	December 31, 2021	March 31, 2021
Total Loans	$4,353,714	$4,287,841	$4,474,631
Less: PPP Loans	12,506	26,151	396,723
Total Loans, Excluding PPP Loans	4,341,208	4,261,690	4,077,908

Allowance for Credit Losses	$67,526	$67,773	$71,844

Credit Loss Reserve to Total Loans	1.55%	1.58%	1.61%
Credit Loss Reserve to Total Loans, Excluding PPP Loans	1.56%	1.59%	1.76%

Total Individually Analyzed and Watch List Loans	$218,776	$234,462	$271,332

Total Individually Analyzed and Watch List Loans to Total Loans	5.03%	5.47%	6.06%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans	5.04%	5.50%	6.65%

Tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Total Equity	609,102	704,906	651,668
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,167	1,176	1,176
Tangible Common Equity	605,299	701,112	647,874

Assets	$6,572,259	$6,557,323	$6,016,642
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,167	1,176	1,176
Tangible Assets	6,568,456	6,553,529	6,012,848

Ending common shares issued	25,527,896	25,488,508	25,473,437

Tangible Book Value Per Common Share	$23.71	$27.50	$25.43

Tangible Common Equity/Tangible Assets	9.22%	10.70%	10.77%

Net Interest Income	$44,880	$45,007	$43,679
Plus: Noninterest income	10,687	9,709	12,557
Minus: Noninterest expense	(26,969)	(24,926)	(26,746)

Pretax Pre-Provision Earnings	$28,598	$29,790	$29,490

Net interest margin on a fully-tax equivalent basis, net of PPP loan impact, is a non-GAAP measure that management believes is important because it provides for better comparability to prior periods. Because PPP loans have a low fixed interest rate of 1.0% and because the accretion of net loan fee income can be accelerated upon borrower forgiveness and repayment by the SBA, management is actively monitoring net interest margin on a fully tax equivalent basis with and without PPP loan impact for the duration of this program.

A reconciliation of this non-GAAP financial measure is provided below (dollars in thousands).

Impact of Paycheck Protection Program on Net Interest Margin FTE

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Total Average Earnings Assets	6,392,075	$6,148,085	$5,638,202
Less: Average Balance of PPP Loans	(17,555)	(62,910)	(402,730)
Total Adjusted Earning Assets	6,374,520	6,085,175	5,235,472

Total Interest Income FTE	$49,302	$49,455	$48,664
Less: PPP Loan Income	(505)	(2,182)	(5,166)
Total Adjusted Interest Income FTE	48,797	47,273	43,498

Adjusted Earning Asset Yield, net of PPP Impact	3.10%	3.08%	3.37%

Total Average Interest Bearing Liabilities	$3,957,547	$3,859,971	$3,617,491
Less: Average Balance of PPP Loans	(17,555)	(62,910)	(402,730)
Total Adjusted Interest Bearing Liabilities	3,939,992	3,797,061	3,214,761

Total Interest Expense FTE	$3,154	$3,315	$4,298
Less: PPP Cost of Funds	(11)	(40)	(248)
Total Adjusted Interest Expense FTE	3,143	3,275	4,050

Adjusted Cost of Funds, net of PPP Impact	0.20%	0.21%	0.31%

Net Interest Margin FTE, net of PPP Impact	2.90%	2.87%	3.06%

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